ANCHOR NATIONAL LIFE INSURANCE COMPANY
                        VARIABLE ANNUITY ACCOUNT TWO
           ____________________________________________________

             SUPPLEMENT TO THE PROSPECTUS DATED MARCH 1, 1995


Delete the ANNUAL TRUST EXPENSES table on page 10 and replace with the following:

                        *ANNUAL TRUST EXPENSES
           (as a percentage of average net assets for the period
             March 1, 1995 (Inception Date) to August 31, 1995)

                     Advisory    Administration       Other     Total Annual
                       Fee            Fee          Expenses     Expenses
                     --------    --------------     --------    ------------
International Equity     .80%           .20              .10          1.10%
Capital Growth           .60%           .20              .10           .90%
Growth and Income        .60%           .20              .10           .90%
Asset Allocation         .55%           .20              .10           .85%
U.S. Treasury Income     .50%           .20              .10           .80%
Money Market             .25%           .20              .10           .55%
________________
* During the period for which fund expenses are reported, the investment adviser waived a portion of fees and assumed a portion of expenses for the Portfolios. If all fees and expenses had been incurred by the Portfolios, the ratio of expenses to average new asset for each Portfolio would have been as follows: International Equity 2.90%; Capital Growth 1.70%; Growth and Income 1.70%; Asset Allocation 1.80%; U.S. Treasury Income 1.50%; and Money market 1.00%.


Delete the EXAMPLES table on page 11 and replace with the following:

                      If you surrender your     If you do not surrender
                      contract at the end       your contract: You would
                      of the applicable time    pay the following
                      period: You would pay     expenses on a $1,000
                      the following expenses    investment, assuming a
                      on a $1,000 investment,   5% annual return on
                      assuming a 5% annual      assets:
                      return on assets:

                      1 Year       3 Years      1 Year      3 Years
International Equity  $86          $130         $26         $80
Capital Growth        $84          $124         $24         $74
Growth and Income     $84          $124         $24         $74
Asset Allocation      $84          $123         $24         $73
U.S. Treasury Income  $83          $121         $23         $71
Money Market          $81          $114         $21         $64



Date: September 29, 1995














              Please keep this Supplement with your Prospectus